Matthew T. Browne +1 858 550 6045 mbrowne@cooley.com

Exhibit 5.1

October 31, 2017

ChromaDex Corporation
10005 Muirlands Blvd.
Suite G, First Floor
Irvine, CA 92618

Re:
Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ChromaDex Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 1,965,417 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of April 26, 2017, by and among the Company and the purchasers named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, as currently in effect and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:  /s/ Matthew T. Browne
        Matthew T. Browne

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 t: (858) 550-6000 f: (858) 550-6420 cooley.com